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                               EXHIBIT 10(iii)A

                        AGREEMENT AND GENERAL RELEASE

Houghton Mifflin Company (the "Company") and James Stack (the "Employee") agree that the following sets out their complete agreement and understanding regarding the separation of the Employee from the Company's employ:

1. The Company and the Employee agree that the Employee's employment with the Company shall terminate effective February 8, 1996.

2. The status of the Employee's benefits at separation from employment, including severance pay, are set forth in the attached statement from Margaret M. Doherty dated February 8, 1996 and the letter from Nader F. Darehshori dated February 8, 1996 attached thereto.

3. The consideration from the Company set forth in Paragraph 2 above constitutes full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, affiliates, or any of its officers, directors, shareholders, employees, agents, or representatives, for compensation or otherwise.

4. In consideration for the promises made by the Company in this Agreement, the Employee, on behalf of himself, his agents, assignees, attorneys, heirs, executors, and administrators, fully releases the Company, and its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, by reason of any matter, cause act or omission arising out of or in connection with his employment or separation from employment with the Company, including without limiting the generality of the foregoing, claims, demands or actions under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 as amended, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Massachusetts Fair Employment Practices Act, any other federal, state, or local statute or regulation regarding employment, discrimination in employment, or the termination of employment, and the common law of any state relating to employment contracts, wrongful discharge, or any other matter.

5. All of the parties hereto agree that they and their attorneys will maintain the confidentiality of this settlement and the specific and general terms thereof as set forth in this agreement. No information concerning this settlement will be disclosed to any party, except that the Employee, or his attorney, may disclose the terms of this settlement to any public agency entitled to receive such information according to the rules and regulations or applicable statutes. No other disclosure of the terms of this agreement may be made by any party or their attorneys.

6. The existence and execution of this Agreement and General Release shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company, or its agents or employees, of any liability, error, violation or omission.
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7.   This Agreement and General Release shall be binding upon and shall be for the benefit of the Company and the Employee, as well as their respective heirs, personal representatives, successors and assigns.

8. The provisions of this Agreement and General Release shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions.

9. The Employee also acknowledges that during the course of his employment with the Company, he has acquired confidential information about the Company, including but not limited to information about its business and publishing plans, authors, customers, suppliers, and operations. The Employee agrees not to disclose any such information to anyone without the written consent of the Company.

10. The Employee acknowledges that the Company advised him in writing to consult with an attorney before executing this Agreement, that he was given a period of 21 days within which to consider the consideration for this Agreement, that he had an adequate opportunity to review the Agreement with an attorney, that he fully understands its terms, that he was not coerced into signing it, and that he has signed it knowingly and voluntarily.

11. This Agreement and General Release shall take effect seven days after the Employee executes it. The Employee has the right to revoke this Agreement during a period of seven days following his execution of this Agreement. In order to revoke the Agreement, he must notify Gary L. Smith, Senior Vice President, Administration, of the Company, in writing of his decision to revoke, and said notice must be received by Mr. Smith no later than seven days following the execution of this Agreement. If he revokes this Agreement, he shall promptly repay to the Company all consideration paid under this Agreement to which he is not otherwise entitled.

12. The salary continuance period as stipulated in the Benefits at Separation memorandum referenced in clause 2 will continue even if the Employee accepts employment with a company other than Houghton Mifflin Company or any of its subsidiaries prior to the expiration of this Agreement.

HOUGHTON MIFFLIN COMPANY           Name:

BY  /s/ Gary L. Smith              /s/ J. F. Stack            2-19-96
    _________________              ____________________________________________

                                   DATED:  ____________________________________

                                   Subscribed and sworn to before me this

                                   ___________ day of ___________________, 1995.

                                   _____________________________________________
                                   Notary Public
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                                   MEMORANDUM
- --------------------------------------------------------------------------------

TO:       James Stack

FROM:     Margaret M. Doherty
          Senior Vice President, Human Resources

DATE:     February 9, 1996

SUBJECT:  Employee Benefits at Separation from Houghton Mifflin Company




You will be separating from service on February 9, 1996.

You will receive salary continuance through February 8, 1998, even if other employment is secured before that date, at the rate of $12,500 per month, less applicable taxes and insurance.

You will also receive the other benefits in the attached letter dated February 8, 1996 from Nader F. Darehshori.

HEALTH, DENTAL, AND VISION INSURANCE

Your family Hancock medical, dental, and VSP vision coverage will continue through March 11, 1998. You will then be eligible for 12 months of COBRA coverage at 100% of the actual cost and an additional 6 months of COBRA coverage at 102% of the actual cost. The Benefits Office will provide you with additional information at a later date.

ACCIDENT INSURANCE (AD&D)

You have elected $250,000 of individual AD&D coverage. Coverage is extended an additional 31 days beyond your separation date through March 11, 1996, unless you are similarly covered elsewhere, in which case coverage will cease on your separation date. Under the AD&D contract there are no provisions for conversion.

LONG-TERM DISABILITY INSURANCE

In accordance with the Long-Term Disability (LTD) insurance plan provisions, your coverage ends on your last day worked. Under the LTD contract there are no provisions for conversion.
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RETIREMENT SAVINGS PLAN

If you participate in the Retirement Savings Plan, your contributions will cease as of your last regular paycheck. If you would like a distribution from the Plan, please contact Fidelity directly at 1(800)835-5087. In the interim, your balances will continue to be invested as described in the Retirement Savings Plan literature sent to you.

PENSION PLAN

You are not vested in the Houghton Mifflin Pension Plan.

RELEASE

The foregoing benefits are contingent upon receipt by Houghton Mifflin Company of a release in the form attached to this memorandum.



cc:  COBRA
     Benefit File
     Employment File
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Houghton Mifflin Company
- -------------------------------------------------------------------------------
222 Berkeley Street, Boston, Massachusetts 02116-3764    Nader F. Darehshori
(617) 351-5101                                           Chairman, President and
                                                         Chief Executive Officer


                                                 February 8, 1996




Mr. James F. Stack
96 Boylston Street
Unit 2
Chestnut Hill, MA  02167



Dear Jim:

     This will outline our discussions concerning your benefits when you leave the Company.

     - Your will receive on year's pay ($300,000) in 24 monthly installments with the first payment on February 12, 1996.

     -   You will receive relocation expenses of $20,000.

     -   You may keep your computer.

     -   Your health insurance will continue for two years.

     - The restrictions on the 5,000 shares of restricted stock you received will be removed and you will receive these shares and a gross-up payment.

     In exchange, you will give us a release. Gary Smith will work with you on the details of these and any other benefits issues.

     I want to thank you very much for all your hard work, good advice and cooperation in the transition. I wish you all the best.

                                             Sincerely,

                                             /s/ Nader F. Darehshori

                                             Nader F. Darehshori


NFD/lm
Enclosure